UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 15, 2015
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2015, the Compensation Committee of the Board of Directors of PG&E Corporation approved an award of restricted stock units (“RSUs”) under the PG&E Corporation 2014 Long-Term Incentive Plan (“LTIP”) to Dinyar B. Mistry, Vice President and Controller of PG&E Corporation and Vice President, Chief Financial Officer, and Controller of Pacific Gas and Electric Company. The number of RSUs to be awarded to Mr. Mistry will be determined by dividing $500,000 by the closing price of a share of PG&E Corporation common stock as reported on the New York Stock Exchange on the grant date. (The grant date will be determined under PG&E Corporation’s Equity Grant Date Policy.) One-half of the RSUs will vest on the second anniversary of the grant date and the other half will vest on the third anniversary of the grant date, subject to accelerated vesting in accordance with the PG&E Corporation 2012 Officer Severance Policy. Unvested RSUs will be forfeited if Mr. Mistry terminates his employment, other than due to his death or disability, or if his employment is terminated for cause. Vested RSUs will be settled in an equal number of shares of PG&E Corporation common stock, net of the number of shares having a value equal to the required withholding taxes. Dividend equivalents accrued during the vesting period will be paid in cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

Dated: December 16, 2015	By:	LINDA Y.H. CHENG
Linda Y.H. Cheng Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: December 16, 2015	By:	LINDA Y.H. CHENG
Linda Y.H. Cheng Vice President, Corporate Governance and Corporate Secretary